Exhibit 77(i) and
Exhibit 77(q)(1)(a

Item 77(i): Terms of new or amended securities

Articles of Amendment to the Articles of Incorporation of Lord Abbett Research Fund, Inc., a Maryland Corporation (the "Corporation"), executed on June 4, 2009, with an effective date of July 1, 2009 is attached hereto. The Amendment changed the name of the existing Lord Abbett Large-Cap Core Fund to the “Lord Abbett Classic Stock Fund " and changed the name of the Lord Abbett America’s Value Fund to the "Lord Abbett Capital Structure Fund”.

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

LORD ABBETT RESEARCH FUND, INC.

LORD ABBETT RESEARCH FUND, INC., a Maryland corporation having its principal office c/o The Prentice-Hall Corporation System, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202 (hereinafter called the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation, that:

FIRST, the Articles of Incorporation of the Corporation (hereinafter called the “Articles”), as heretofore amended, are hereby further amended to change the names and designations of certain series of the Corporation as set forth below:

“Lord Abbett Large-Cap Core Fund” to “Lord Abbett Classic Stock Fund” with its A, B, C, F, I, P, R2 and R3 shares now being Class A, B, C, F, I, P, R2 and R3 shares of the Lord Abbett Classic Stock Fund; and

“Lord Abbett America’s Value Fund” to “Lord Abbett Capital Structure Fund” with its A, B, C, F, I, P, R2 and R3 shares now being Class A, B, C, F, I, P, R2 and R3 shares of the Lord Abbett Capital Structure Fund.

SECOND, on June 4, 2009 at least a majority of the entire Board of Directors of the Corporation duly adopted resolutions approving the foregoing amendment to the Articles.

THIRD, the amendment of the Articles set forth herein has been duly approved by the Board of Directors of the Corporation and is limited to a change expressly permitted by § 2-605(a)(2) of the General Corporation Law of the State of Maryland to be made without action of the stockholders.

FOURTH, pursuant to § 2-610.1 of the General Corporation Law of the State of Maryland, the Board of Directors of the Corporation approved that the foregoing name changes be effective July 1, 2009.

FIFTH, the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended from time to time.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and Secretary and witnessed by its Vice President and Assistant Secretary on June 4, 2009.

LORD ABBETT RESEARCH FUND, INC.

By: /s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Vice President and Secretary

WITNESS:

/s/ Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary

THE UNDERSIGNED, Vice President and Secretary of Lord Abbett Research Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Vice President and Secretary